Exhibit 10.1

INTEREST PURCHASE AGREEMENT

AMONG

LOGICMARK, LLC

THE MEMBERS OF LOGICMARK, LLC

AND

NXt-ID, inc.

May 17, 2016

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	BASIC TRANSACTION	7
(a)	Purchase and Sale of Interests	7
(b)	Unadjusted Purchase Price; Signing Shares	7
(c)	Closing	8
(d)	Deliveries at Closing	8
(e)	Determination of Closing Date Balance Sheet	9
(f)	Post-Closing Working Capital Adjustment	10
(g)	Intentionally Omitted	10
(h)	Earn-Out Payments	10
(i)	Allocation	12

3.	LOGICMARK’S REPRESENTATIONS AND WARRANTIES	13
(a)	Organization, Qualification, and Corporate Power	13
(b)	Authorization of Transaction	13
(c)	Non-Contravention	13
(d)	Brokers’ Fees	13
(e)	Title to Assets	14
(f)	Capitalization; Subsidiaries	14
(g)	Financial Statements	14
(h)	Events Subsequent to Most Recent Fiscal Month End	14
(i)	Legal Compliance	15
(j)	Tax Matters	15
(k)	Real Property	16
(l)	Intellectual Property	16
(m)	Inventory	17
(n)	Contracts	17
(o)	Powers of Attorney	18
(p)	Litigation	18
(q)	Employees	19
(r)	Employee Benefits	19
(s)	Environmental Matters	19
(t)	Certain Business Relationships with Logicmark	20
(u)	Customers and Suppliers	20
(v)	Disclaimer of Other Representations and Warranties	20

4.	SELLERS’ REPRESENTATIONS AND WARRANTIES	20
(a)	Authorization of Transaction	20
(b)	Non-Contravention	21
(c)	Brokers’ Fees	21
(d)	Title to Interests	21
(e)	Disclaimer of Other Representations and Warranties	21

5.	BUYER’S REPRESENTATIONS AND WARRANTIES	22
(a)	Organization of Buyer	22
(b)	Authorization of Transaction	22
(c)	Non-Contravention	22
(d)	Brokers’ Fees	22
(e)	Investment Purpose	22
(f)	Filings, Consents and Approvals	22
(g)	Issuance of Shares	22

6.	POST-CLOSING COVENANTS	23
(a)	Pre-Closing Covenants	23
(b)	Further Assurances	25
(c)	Restrictive Covenants	25
(d)	Confidentiality	26
(e)	Employee Matters	26
(f)	Inspection of Records	27
(g)	Tax Matters	27
(h)	Release	28
(i)	Indemnification of Managers and Officers	28
(j)	Special Contract Matters	29

7.	CONDITIONS TO OBLIGATION TO CLOSE	30
(a)	Conditions to Buyer’s Obligation	30
(b)	Conditions to Seller’s Obligation	31

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT	32
(a)	Survival of Representations and Warranties	32
(b)	Indemnification Provisions for Buyer’s Benefit	33
(c)	Indemnification Provisions for Seller’s Benefit	34
(d)	Matters Involving Third Parties	34
(e)	Determination of Adverse Consequences	35
(f)	Exclusive Remedy	36
(g)	Recoupment Against Escrow Agreement	36
(h)	Purchase Price Adjustment	36

9.	MISCELLANEOUS	37
(a)	Press Releases and Public Announcements	37
(b)	No Third-Party Beneficiaries	37
(c)	Entire Agreement	37
(d)	Succession and Assignment	37
(e)	Counterparts	37
(f)	Headings	37
(g)	Notices	38
(h)	Governing Law	39

ii

(i)	Amendments and Waivers	39
(j)	Severability	39
(k)	Expenses	39
(l)	Construction	39
(m)	Incorporation of Exhibits, Annexes, and Schedules	39
(n)	Disclosure	40
(o)	Submission to Jurisdiction	40
(p)	Seller Representative	40
(q)	Legal Representation	42
(r)	Termination	42
(s)	Break-Up Shares	43

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Form of Warrant
Exhibit C	–	Form of Limited Liability Company Interest Assignment
Exhibit D	–	Calculation of Closing Date Net Working Capital
Exhibit E	–	Employment Agreement
Exhibit F	–	Consulting Agreement
Annex I	–	Sellers’ Ownership of Interests and Pro Rata Share

Disclosure Schedules

Schedule 6(c) – Restricted Sellers

Schedule 6(e) – Employee Matters

Schedule 7(a) – Buyer’s Required Consents

Schedule 7(b) – Sellers’ Required Consents

iii

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 17, 2016, by and among NXT-ID, Inc., a Delaware corporation (“Buyer”), LOGICMARK, LLC, a Delaware limited liability company (“Logicmark” or the “Company”), and each of LOGICMARK INVESTMENT PARTNERS, LLC, a Delaware limited liability company, GOTTLIEB FAMILY, LLC, a Virginia limited liability company, BEN CORNETT, KEVIN O’CONNOR and GENERATION3 PARTNERS I, LLC, a Delaware limited liability company (each, as a “Seller” and, together, the “Sellers”), and LOGICMARK INVESTMENT PARTNERS, LLC, a Delaware limited liability company, as Seller Representative. Buyer, Logicmark and Sellers are referred to collectively herein as the “Parties” and each, individually, as a “Party”.

RECITALS:

WHEREAS, Logicmark is engaged in the business of manufacturing and selling a variety of emergency personal response devices (the “Business”);

WHEREAS, Sellers own all of the issued and outstanding limited liability company membership interests of Logicmark (the “Interests”); and

WHEREAS, Sellers desire to sell and assign to Buyer the Interests, and Buyer desires to purchase the Interests, all on the terms and subject to the conditions contained in this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

AGREEMENTS:

1.       Definitions.

“2016 Earn-Out Payment” has the meaning set forth in Section 2(h).

“2017 Earn-Out Payment” has the meaning set forth in Section 2(h).

“Acquisition Proposal” has the meaning set forth in Section 6(a).

“Actual Value” has the meaning set forth in Section 2(e).

“Adverse Consequences” means all damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Break-Up Shares” has the meaning set forth in Section 2(b).

1

“Business” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the preface.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including, without limitation, all bank account balances, marketable securities, short term investments and certificates of deposit) of the Company through the Closing Date.

“Catchup Amount” has the meaning set forth in Section 2(h).

“Change of Control” has the meaning set forth in Section 2(h).

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Date Net Working Capital” means the amount of the difference, if any, of (x) the Company’s current assets (which shall include undeposited funds), minus (y) the Company’s current liabilities, as determined from the Closing Date Balance Sheet. Exhibit D hereto sets forth an example of the calculation of the Closing Date Net Working Capital. Such calculation is included for reference purposes only, and neither Sellers nor the Company makes any representation or warranty, and will not incur any liability, in respect thereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2(e).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2(b).

“Company” has the meaning set forth in the preface.

“Company Released Parties” has the meaning set forth in Section 6(h).

“Company Releasing Parties” the meaning set forth in Section 6(h).

“Confidential Information” means any confidential information of Seller; provided such information shall not include information that (a) becomes generally available to the public on a non-confidential basis, other than as result of a breach of this Agreement; (b) is approved for release by written authorization of the Disclosing Party, but only to the extent of such authorization, or (c) is required to be disclosed by applicable law, rule, regulation, or valid order of a court or other governmental or regulatory body or authority.

2

“Consulting Agreement” has the meaning set forth in Section 7(a).

“D&O Indemnified Persons” has the meaning set forth in Section 6(i).

“Deductible” has the meaning set forth in Section 8(b)(i)(A).

“Disclosure Schedule” has the meaning set forth in Section 3.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2(e).

“Earn-Out Payment” has the meaning set forth in Section 2(h).

“Earn-Out Statement” has the meaning set forth in Section 2(h).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 7(a).

“Environmental Requirements” means all federal, state and local statutes, regulations, and ordinances concerning pollution, or protection of the environment as enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Escrow Account” has the meaning set forth in Section 8(g).

“Escrow Account Portion” has the meaning set forth in Section 8(g).

“Escrow Agent” has the meaning set forth in Section 2(b).

“Escrow Agreement” means the escrow agreement entered into concurrently herewith and attached hereto as Exhibit A.

“Escrow Amount” means, (a) from the date hereof until June 30, 2017, $1,500,000, (b) from July 1, 2017 until December 31, 2017, $750,000, and (c) thereafter, $0.

“Financial Statements” has the meaning set forth in Section 3(g).

“Form 8-K” has the meaning set forth in Section 5(f).

3

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gross Profit” means the Business’s gross profit, calculated on a GAAP basis, consistent with the Logicmark’s past practices.

“High Value” has the meaning set forth in Section 2(e).

“Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Indebtedness” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations of such Person secured by a Lien, (vi) all guaranties of such Person in connection with any of the foregoing, (vii) all obligations required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness, and (viii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than current liabilities incurred in the Ordinary Course of Business), including all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof).

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Intellectual Property” means all patents, patent applications, trademarks and service marks and the goodwill of the Business associated therewith, and all registrations and applications therefor, copyrights, copyright registrations and applications, domain names and trade secrets.

“Interests” has the meaning set forth in the recitals.

“Knowledge of Logicmark” means the actual knowledge of Ben Cornett, Kevin O’Connor and William Vranek or any member of the Company’s Board of Directors, without independent investigation.

“Leased Real Property” means all leasehold estates in real property that are held by the Company and used in the business of Seller.

4

“Leases” means all written leases or subleases pursuant to which the Company leases any Leased Real Property.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, or (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Logicmark” has the meaning set forth in the preface.

“Low Value” has the meaning set forth in Section 2(e).

“Make Whole Amount” has the meaning set forth in Section 6(a).

“Market Option Proceeds” has the meaning set forth in Section 6(a).

“Market Option Notice” has the meaning set forth in Section 6(a).

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of Logicmark, taken as a whole, or to the ability of any Seller to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the business or industries in which Seller operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in U.S. generally accepted accounting principles, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, or (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3(n).

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 3(g).

“Most Recent Fiscal Month End” has the meaning set forth in Section 3(g).

5

“Most Recent Year Financial Statements” has the meaning set forth in Section 3(g).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Owned Real Property” means all real property owned by Seller and used in the business of Seller.

“Party” has the meaning set forth in the preface.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity.

“Price Per Share” has the meaning set forth in Section 2(b).

“Pro Rata Share” means, with respect to each Seller, the specified percentage indicated on Annex I hereto, subject to update from time to time by written notice to Buyer by the Seller Representative.

“Purchase Price” has the meaning set forth in Section 2(f).

“Put Date” has the meaning set forth in Section 6(a).

“Put Shares” has the meaning set forth in Section 6(a).

“Real Property” has the meaning set forth in Section 3(k).

“Registration Statement” has the meaning set forth in Section 5(f).

“Released Claims” the meaning set forth in Section 6(h).

“Restricted Seller” has the meaning set forth in Section 6(c).

“SEC” has the meaning set forth in Section 5(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” means Logicmark Investment Partners, LLC, a Delaware limited liability company.

“Sellers” has the meaning set forth in the preface.

“Signing Shares” has the meaning set forth in Section 2(b).

“Special Contract” has the meaning set forth in Section 3(n).

6

“Special Contract Representation” has the meaning set forth in Section 8(a).

“Target Net Working Capital” means $1,650,000.

“Tax” or “Taxes” means any federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, margin, transfer, registration, ad valorem, value added, or alternative minimum tax.

“Tax Return” means any required return, declaration, report, claim for refund, or information return or statement relating to Taxes.

“Third-Party Claim” has the meaning set forth in Section 8(d).

“Tier 1 Catchup Amount” has the meaning set forth in Section 2(h).

“Tier 2 Catchup Amount” has the meaning set forth in Section 2(h).

“Trading Day” has the meaning set forth in Section 2(b).

“Transaction Documents” has the meaning set forth in Section 9(p).

“Unadjusted Purchase Price” has the meaning set forth in Section 2(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

“Warrant” means the warrant entered into with each Seller concurrently herewith and attached hereto as Exhibit B.

2.       Basic Transaction.

(a)      Purchase and Sale of Interests. On and subject to the terms and conditions of this Agreement, each Seller agrees to assign, convey, deliver and transfer the Interests held by such Seller to Buyer at Closing free and clear of any and all Liens, and Buyer agrees to purchase and acquire the Interests from each Seller in exchange for the consideration specified in this Section 2.

(b)       Unadjusted Purchase Price; Signing Shares. The aggregate purchase price for all of the Interests shall be (i) the Signing Shares and (ii) $20,000,000 (collectively, the “Unadjusted Purchase Price”), which Unadjusted Purchase Price shall be payable by Buyer at Closing as follows, and subject to adjustment after the Closing pursuant to Section 2(e) and Section 2(f):

(i)       Buyer shall pay to each Seller (or its designees) at the Closing such Seller’s Pro Rata Share as specified on Annex I of an amount equal to the Unadjusted Purchase Price, less the Escrow Amount, in cash payable by wire transfer or delivery of other immediately available funds to an account or accounts designated by Sellers;

7

(ii)      Buyer agrees to pay to JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), at the Closing an aggregate amount equal to the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit and administration by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii)     Buyer agrees to pay to each Seller (or its designees) such Seller’s Pro Rata Share as specified on Annex I of the Earn-Out Payments payable pursuant to Section 2(h);

(iv)     Upon execution and delivery of this Agreement, Buyer agrees to issue to each Seller (or its designees) such Seller’s Pro Rata Share as specified on Annex I of an aggregate of $300,000 of shares of common stock of Buyer (“Common Stock”) at the Price Per Share (the “Signing Shares”) and deliver stock certificates to the Seller Representative evidencing the Signing Shares. For purposes hereof, “Price Per Share” means the volume-weighted average price on the Nasdaq Capital Market for the five (5) Trading Days prior to the date of this Agreement; “Trading Day” means a day on which the Nasdaq Capital Market (or other market or exchange on which the Common Stock is listed or quoted for trading on the date in question) is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a business day; and

(v)       Upon execution and delivery of this Agreement, Buyer agrees to issue to each Seller (or its designees) a Warrant exercisable without cash for its Pro Rata Share of the number of shares of fully registered, freely tradable shares of Common Stock equal to (A) $600,000 divided by (B) the Price Per Share (subject to customary adjustments) (the “Break-Up Shares”), which Warrants shall become exercisable in accordance with Section 9(s).

(c)       Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Patzik, Frank & Samotny Ltd., in Chicago, Illinois commencing at 10:00 a.m. local time on the earlier of (i) June 30, 2016 or (ii) the date upon which the conditions to Closing set forth in Section 7 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of any such conditions), or on such other date, at such other time or place or in such other manner, as the Parties shall mutually agree, unless this Agreement has been terminated pursuant to its terms prior to the Closing; provided, however, subject to the Parties’ termination rights under Section 9(r), that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) shall not be satisfied or waived as provided herein. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

(d)       Deliveries at Closing. At the Closing: (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a); (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7(b); (iii) Sellers will execute, acknowledge (if appropriate), and deliver to Buyer (A) the limited liability company interest assignment in the form attached as Exhibit C, and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; and (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller such instruments of assumption as Seller and its counsel may reasonably request.

8

(e)       Determination of Closing Date Balance Sheet.

(i)       Within forty-five (45) days after the Closing Date, Buyer will prepare and deliver to Seller Representative a draft balance sheet (the “Draft Closing Date Balance Sheet”) for Logicmark as of the opening of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement), together with a calculation of the Closing Date Net Working Capital. Buyer will prepare the Draft Closing Date Balance Sheet and Closing Date Net Working Capital in accordance with Exhibit D. Notwithstanding, or without limitation, as the case may be, of the foregoing, the Draft Closing Date Balance Sheet shall exclude the impact of any changes in the operation of the Business implemented by Buyer.

(ii)       If Seller Representative has any objections to the Draft Closing Date Balance Sheet (or Earn-Out Statement), Seller Representative shall deliver a statement describing its objections to Buyer within forty-five (45) days after receipt thereof. Buyer and Seller Representative shall use reasonable efforts to resolve any objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after Buyer has received any statement of objections, however, Buyer and Seller Representative shall submit all unresolved disputes to CohnReznick LLP (or similar firm in the event such firm is unwilling to serve or is not independent of the Buyer and Sellers) (the “Arbitrating Accounting Firm”) to resolve any remaining objections in accordance with the terms of this Agreement. The determination of the Arbitrating Accounting Firm shall be set forth in writing and shall be conclusive and binding upon the Parties. Buyer shall revise the Draft Closing Date Balance Sheet (or Earn-Out Statement) as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2(e)(ii). The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2(e)(ii).

(iii)      In the event the Buyer and Seller Representative submit any unresolved objections regarding the Draft Closing Date Balance Sheet (or Earn-Out Statement) to the Arbitration Accounting Firm for resolution as provided in Section 2(e)(ii), Buyer and Sellers shall share responsibility for the fees and expenses of the Arbitrating Accounting Firm as follows:

(A)       if the Arbitrating Accounting Firm resolves all of the remaining objections in favor of Buyer (the Closing Date Net Working Capital (or Earn-Out Payment) so determined is referred to herein as the “Low Value”), Sellers shall be responsible for all of the fees and expenses of the Arbitrating Accounting Firm;

(B)        if the Arbitrating Accounting Firm resolves all of the remaining objections in favor of Sellers (the Closing Date Net Working Capital (or Earn-Out Payment) so determined is referred to herein as the “High Value”), Buyer shall be responsible for all of the fees and expenses of the Arbitrating Accounting Firm; and

9

(C)        if the Arbitrating Accounting Firm resolves some of the remaining objections in favor of Buyer and some objections in favor of Sellers (the Closing Date Net Working Capital (or Earn-Out Payment) so determined is referred to herein as the “Actual Value”), Sellers shall be responsible for that fraction of the fees and expenses of the Arbitrating Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer shall be responsible for the remainder of the fees and expenses.

(iv)      Buyer shall make the work papers, back-up materials, indemnification letters and financial statements and information used in preparing the Draft Closing Date Balance Sheet (or Earn-Out Statement) (and shall send Seller Representative electronic copies thereof at Seller Representative’s request), and the books, records, and financial staff of Buyer available to Seller Representative and its accountants and other representatives at reasonable times and upon reasonable notice at any time during the review by Seller Representative of the Draft Closing Date Balance Sheet (or Earn-Out Statement), and the resolution by the Parties of any objections thereto.

(f)        Post-Closing Working Capital Adjustment. The Unadjusted Purchase Price shall be adjusted as follows:

(i)       If and to the extent (A) the Closing Date Net Working Capital exceeds (B) Target Net Working Capital, then Buyer will pay to each Seller such Seller’s Pro Rata Share of an amount equal to such excess by wire transfer or delivery of other immediately available funds within three (3) business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Section 2(e).

(ii)       If and to the extent (A) the Closing Date Net Working Capital is less than (B) Target Net Working Capital, then each Seller shall pay, or direct the Escrow Agent to release from the Escrow Amount, to Buyer such Seller’s Pro Rata Share of an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three (3) business days after the date on which the Closing Date Net Working Capital finally is determined pursuant to Section 2(e).

The Unadjusted Purchase Price as so adjusted is referred to herein as the “Purchase Price”.

(g)      [Intentionally Omitted].

(h)       Earn Out Payments. As additional consideration for the Interests, Buyer shall pay each Seller such Seller’s Pro Rata Share of the amounts determined as provided below (each an “Earn-Out Payment”).

(i)       2016 Earn-Out Payment. Buyer shall pay each Seller such Seller’s Pro Rata Share of an Earn-Out Payment based on Gross Profit for calendar year 2016 (“2016 Gross Profit”) as follows (the “2016 Earn-Out Payment”):

(A)       If 2016 Gross Profit is less than or equal to $8,500,000, then the 2016 Earn-Out Payment will be $0;

10

(B)        If 2016 Gross Profit is greater than $8,500,000 but less than or equal to $9,082,836, then the 2016 Earn-Out Payment will be paid on a straight-line sliding scale with $0 as the minimum and $750,000 as the maximum 2016 Earn-Out Payment. To the extent that less than the full 2016 Earn-Out Payment of $750,000 is paid under this clause (B), the amount of such shortfall shall be the “Tier 1 Catchup Amount”;

(C)        If 2016 Gross Profit is greater than $9,082,836 but less than $9,582,836, the 2016 Earn-Out Payment will be (1) $750,000 plus, (2) for each dollar of 2016 Gross Profit between $9,082,836 and $9,582,836, an additional payment on a straight-line sliding scale with $0 as the minimum and $750,000 as the maximum payment under this clause (C)(2), and with $1,500,000 being the maximum 2016 Earn-Out Payment. To the extent that less than the full portion of the 2016 Earn-Out Payment of $750,000 is paid under clause (C)(2), the amount of such shortfall shall be the “Tier 2 Catchup Amount” and the sum of the Tier 1 Catchup Amount and the Tier 2 Catchup Amount shall be the “Catchup Amount”; and

(D)       If 2016 Gross Profit is greater than $9,582,836, the 2016 Earn-Out Payment shall be $1,500,000.

(ii)       2017 Earn-Out Payment. Buyer shall pay each Seller such Seller’s Pro Rata Share of an Earn-Out Payment (the “2017 Earn-Out Payment”) based on Gross Profit for calendar year 2017 (“2017 Gross Profit”) as follows:

(A)       If 2017 Gross Profit is less than or equal to $9,500,000, then the 2017 Earn-Out Payment will be $0;

(B)        If 2017 Gross Profit is greater than $9,500,000 but less than or equal to $10,097,000, then the 2017 Earn-Out Payment will be paid on a straight-line sliding scale with $0 as the minimum and the sum of $2,250,000 plus the Tier 1 Catchup Amount as the maximum 2017 Earn-Out Payment;

(C)        If 2017 Gross Profit is greater than $10,097,000 but less than or equal to $10,597,000, then the 2017 Earn-Out Payment will be the sum of (1) $2,250,000 plus the Tier 1 Catchup Amount plus, (2) for each dollar of 2017 Gross Profit between $10,097,000 and $10,597,000, an additional payment on a straight-line sliding scale with $0 as the minimum and the sum of $750,000 plus the Tier 2 Catchup Amount as the maximum payment under this clause (C)(2), and with the sum of $3,000,000 plus the Catchup Amount being the maximum 2017 Earn-Out Payment; and

(D)       If 2017 Gross Profit is greater than $10,597,000, then the 2017 Earn-Out Payment will be the sum of (1) $3,000,000 plus the Catchup Amount, plus (2) an amount equal to $0.30 for every dollar of 2017 Gross Profit over and above $10,597,000, with $2,000,000 as the maximum payment under this clause (D)(2), and with the sum of $5,000,000 plus the Catchup Amount being the maximum 2017 Earn-Out Payment.

11

(iii)       Timing of Payment. All Earn-Out Payments shall be made in cash, by wire transfer of immediately available funds to the account or accounts specified in writing by Sellers to Buyer, within three (3) days of the earliest of (A) the expiration of the periods described in Section 2(e)(ii) in which Sellers may dispute the calculation of any Earn-Out Payment, (B) the date on which the Parties agree on any Earn-Out Payment, or (C) the date on which the decision of the Arbitrating Accounting Firm is rendered.

(iv)      Earn-Out Statement. At the time of filing of the Buyer’s Annual Report on Form 10-K, but not later than ninety-five (95) days after the end of each of calendar years 2016 and 2017, Buyer shall prepare and deliver to Seller Representative (1) an audited income statement of Buyer for such period and (2) a statement setting forth Buyer’s calculation of the Gross Profit for such period (together, the “Earn-Out Statement”). Each Earn-Out Statement shall be prepared from the books and records of Logicmark and fairly present its results of operations for the relevant calendar year in accordance with GAAP, consistently applied. Any objection by Sellers, and the resolution of any dispute between the Parties, regarding any Earn-Out Statement shall be resolved in accordance with Section 2(e)(ii). In addition, Buyer shall provide Sellers with periodic reports of Gross Profit for each calendar quarter, prepared consistent with the manner in which the Earn-Out Statement is prepared, not later than fifty (50) days after the end of each such calendar quarter.

(v)       Post-Closing Operation of the Business. From and after the Closing through calendar year 2017, Buyer shall operate the Business in good faith and in the ordinary course of business and reasonably consistent with past practices of Logicmark prior to the Closing and shall not, directly or indirectly, take any actions in bad faith that could unreasonably restrict the achievement of Earn-Out Payments, or which could have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder. Without limiting the generality of the foregoing, Buyer agrees to operate the Business in a separate Subsidiary through calendar year 2017.

(vi)      Acceleration Upon Change of Control. In the event of a Change of Control, then Buyer shall pay to Sellers at the closing of the Change of Control the maximum amount of the Earn-Out Payments (less the amount of any Earn-Out Payments already paid) to the Sellers. For purposes hereof, “Change of Control” means, whether effected in a single or series of transactions, any (A) any consolidation or merger of Buyer or Logicmark with or into any other entity, other than an Affiliate of Buyer; (B) any assignment, sale or transfer of more than fifty percent (50%) of Buyer’s or Logicmark’s equity securities to one Person or a group of Affiliated Persons which results in such Person(s) exercising voting control over more than fifty percent (50%) of Buyer’s voting equity securities; or (C) a sale, lease, conveyance or other disposition of all or substantially all of the assets of Buyer’s or Logicmark’s outside of the ordinary course of business.

(i)        Allocation. Buyer and Seller Representative agree to allocate the Purchase Price among the Interests, for all accounting and tax purposes, in accordance with their respective fair market values, as set forth in the allocation schedules set forth in Annex I hereto.

12

3.       Logicmark’s Representations and Warranties. Logicmark represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the Closing Date, except as set forth in the disclosure schedule delivered by Logicmark to Buyer on the date hereof (the “Disclosure Schedule”).

(a)       Organization, Qualification, and Corporate Power. Logicmark is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Logicmark is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Logicmark has full limited liability company power and authority necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

(b)       Authorization of Transaction. Logicmark has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Logicmark, enforceable in accordance with its terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, rules and regulations affecting the rights of creditors generally, and general principles of equity, good faith and fair dealing. Logicmark need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Logicmark.

(c)       Non-Contravention. To the Knowledge of Logicmark, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Logicmark is subject or any provision of the certificate of formation or limited liability company agreement or partnership agreement of any Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Logicmark does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)       Brokers’ Fees. Logicmark has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

13

(e)       Title to Assets. Logicmark has good and marketable title to, or a valid leasehold interest in, all assets and properties of Logicmark that are necessary or useful for the conduct of its business as presently conducted, free and clear of any and all Liens.

(f)        Capitalization; Subsidiaries.

(i)        The issued and outstanding Interests in Logicmark consist of 1,100 Interests (including 100 “profits interests”), all such Interests being uncertificated and allocated among the Sellers as set forth on Annex I attached hereto. All of the outstanding Interests have been duly authorized and are validly issued, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Logicmark to issue, transfer or sell any ownership units or other equity interest in Logicmark or securities convertible into or exchangeable for such ownership units or equity interests; (ii) contractual obligations of Logicmark to repurchase, redeem or otherwise acquire any ownership units of Logicmark or (iii) voting trusts or similar agreements to which Logicmark is a party with respect to the voting of the ownership units of Logicmark.

(ii)       Logicmark does not have any subsidiaries.

(g)       Financial Statements. Attached to Section 3(g) of the Disclosure Schedule are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, statement of members’ equity, and cash flow as of and for the fiscal years ended December 31, 2013 and December 31, 2014 for Seller; (ii) unaudited balance sheet and statement of income, statement of members’ equity, and cash flow as of and for the fiscal year ended December 31, 2015 (the “Most Recent Year Financial Statements”); and (iii) unaudited balance sheet and statement of income, and cash flow (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2016 (the “Most Recent Fiscal Month End”) for Logicmark. Except as set forth on Section 3(g) of the Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and present fairly the financial condition of Logicmark as of such dates and the results of operations of Logicmark; provided, however, that the Most Recent Year Financial Statements and Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. All Indebtedness of the Company as of immediately prior to the Closing (including the outstanding amount thereof) is set forth on Section 3(g) of the Disclosure Schedule.

(h)       Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change and since that date:

(i)        Logicmark has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(ii)       Logicmark has not accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Logicmark is a party or by which it is bound;

14

(iii)      Logicmark has not imposed any Lien upon any material portion of its assets, tangible or intangible;

(iv)      Logicmark has not made any material capital expenditures outside the Ordinary Course of Business;

(v)       Logicmark has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

(vi)      Logicmark has not created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

(vii)     there has been no change made or authorized in the charter or bylaws of Logicmark;

(viii)    Logicmark has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; or

(ix)       Logicmark has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business.

(i)        Legal Compliance. To the Knowledge of Logicmark, Logicmark has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a Material Adverse Effect.

(j)        Tax Matters.

(i)        Logicmark has filed all federal and state Income Tax Returns and all other material Tax Returns that it was required to file prior to the date hereof. All such Tax Returns were complete and accurate in all material respects. All Taxes due and owing by Logicmark shown on any Tax Return have been paid. Logicmark currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Logicmark.

(ii)       There is no material dispute or claim concerning any Tax liability of Logicmark either (A) claimed or raised by any authority in writing or (B) as to which there is Knowledge of Logicmark based upon personal contact with an authorized agent of such authority. To the Knowledge of Logicmark, there are no matters under discussion between Logicmark and any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to Logicmark.

(iii)      Logicmark has delivered or made available to Buyer accurate copies of all federal and state Income Tax Returns for Logicmark since December 31, 2012. Logicmark has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

15

(iv)      Logicmark is not a party to or bound by any tax allocation or sharing agreement.

(v)       There are no Liens for Taxes upon any property or asset of Logicmark.

(k)       Real Property.

(i)        There is no Owned Real Property.

(ii)       Section 3(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Logicmark has delivered to Buyer a true and complete copy of each Lease document.

(iii)      The Leased Real Property identified in Section 3(k)(ii) of the Disclosure Schedule (collectively, the “Real Property”) comprise all of the real property used in the business of Logicmark; and Logicmark is not a party to any agreement or option to purchase any real property or interest therein.

(l)        Intellectual Property.

(i)       During the four (4) year period immediately preceding the date hereof, Logicmark has not received any written notice alleging that Logicmark has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, other than accusations of infringement that have been withdrawn by the party giving any such notice. Logicmark’s use of its Intellectual Property does not infringe upon any of U.S. Patent Nos. (a) 7,933,579, 7,231,200, RE 41,392, 7,315,736, RE 41,845 and 5,432,825. To the Knowledge of Logicmark, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Logicmark in any material respect.

(ii)       Section 3(l)(ii) of the Disclosure Schedule identifies each material patent, material trade name or registered trademark, service mark, corporate name, Internet domain name, and material computer software item (other than commercially available off-the-shelf software) owned by Logicmark or used by Logicmark in connection with its business. With respect to each item of Intellectual Property identified in Section 3(l)(ii) of the Disclosure Schedule:

(A)       Logicmark possesses all right, title, and interest in and to, or the right to use, the item;

(B)      the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)        no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Logicmark, is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item; and

16

(D)      Logicmark has never agreed to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or other conflict with respect to the item.

(iii)     Section 3(l)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property (other than commercially available off-the-shelf software) that any third party owns and that Logicmark accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission. Logicmark has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Section 3(l)(iii) of the Disclosure Schedule:

(A)      the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, rules and regulations affecting the rights of creditors generally, and general principles of equity, good faith and fair dealing;

(B)        to the Knowledge of Logicmark, no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and

(C)        Logicmark has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission.

(m)      Inventory. The inventory of Logicmark consists of supplies and purchased parts, goods in process, and finished goods, all of which is in merchantable condition such that it can be sold in the Ordinary Course of Business, except for slow moving, obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established.

(n)       Contracts. Section 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which Logicmark is a party (“Material Contracts”):

(i)        any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii)     any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of $50,000;

(iii)     any agreement concerning a partnership or joint venture;

17

(iv)     any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000;

(v)      any material agreement concerning confidentiality or non-competition;

(vi)     any material agreement with an Affiliate of Logicmark;

(vii)   any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii)   any collective bargaining agreement;

(ix)      any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

(x)      any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi)     any agreement under which Logicmark has advanced or loaned any other Person amounts in the aggregate exceeding $50,000; or

(xii)   any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Logicmark has delivered to Buyer a correct and complete copy of each written agreement listed in Section 3(n) of the Disclosure Schedule. With respect to each such agreement, to the Knowledge of Logicmark: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, rules and regulations affecting the rights of creditors generally, and general principles of equity, good faith and fair dealing; (B) no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement. To the Knowledge of Logicmark, there is no reason to believe Logicmark will not be re-awarded the contract specified on Section 3(n)(xiii) of the Disclosure Schedule (the “Special Contract”). Logicmark has at all times been, and currently is, in compliance with “Section B of the Addenda” to the Special Contract.

(o)       Powers of Attorney. To the Knowledge of Logicmark, there are no material outstanding powers of attorney executed on behalf of Logicmark.

(p)       Litigation. Section 3(p) of the Disclosure Schedule sets forth each instance in which Logicmark (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

18

(q)       Employees. To the Knowledge of Logicmark, no executive, key employee, or significant group of employees plans to terminate employment with Logicmark during the next twelve (12) months. Logicmark is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the Knowledge of Logicmark, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Logicmark.

(r)        Employee Benefits.

(i)        Section 3(r) of the Disclosure Schedule lists each Employee Benefit Plan that Logicmark maintains or to which Logicmark contributes.

(A)       To the Knowledge of Logicmark, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

(B)       All premiums or other payments that are due have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(C)      Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section 401(a).

(ii)      With respect to each such Employee Benefit Plan that Logicmark and any ERISA Affiliate maintains, or has maintained during the prior six (6) years or to which any of them contributes, or has been required to contribute during the prior six (6) years, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, except where the action, suit, proceeding, hearing, or investigation would not have a Material Adverse Effect.

(s)       Environmental Matters.

(i)       To the Knowledge of Logicmark, Logicmark is in compliance, in each case in all material respects, with Environmental Requirements, except for such non-compliance as would not have a Material Adverse Effect.

19

(ii)      Logicmark has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to Logicmark or its facilities arising under Environmental Requirements, the subject of which would have a Material Adverse Effect.

(iii)     This Section 3(s) contains the sole and exclusive representations and warranties of Logicmark with respect to any environmental matters, including without limitation any arising under any Environmental Requirements.

(t)        Certain Business Relationships with Logicmark. No Affiliate of Logicmark has been involved in any material business arrangement or relationship with Logicmark within the past twelve (12) months and no Affiliate of Logicmark owns any material asset, tangible or intangible, that is used in the business of Logicmark.

(u)       Customers and Suppliers.

(i)       Section 3(u) of the Disclosure Schedule lists the ten (10) largest customers and the ten (10) largest suppliers of Logicmark for each of the two (2) most recent fiscal years ending December 31, 2014 and December 31, 2015, based on total revenues for such periods.

(ii)       Since the date of the Most Recent Financial Statements, no material supplier of Logicmark has indicated in writing or, to the Knowledge of Logicmark, verbally that it shall stop, or materially decrease the rate of, supplying materials, products or services to Logicmark, and no customer listed on Section 3(u) of the Disclosure Schedule has indicated in writing or, to the Knowledge of Logicmark, verbally that it shall stop, or materially decrease the rate of, buying materials, products or services from Logicmark.

(v)       Disclaimer of Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 3, LOGICMARK DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF LOGICMARK OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, IT BEING UNDERSTOOD THAT BUYER IS OTHERWISE PURCHASING THE INTERESTS ON AN “AS-IS, WHERE-IS” BASIS.

4.       Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

(a)       Authorization of Transaction. Such Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, rules and regulations affecting the rights of creditors generally, and general principles of equity, good faith and fair dealing. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Seller.

20

(b)       Non-Contravention. To the actual knowledge of such Seller, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject or any provision of the certificate of formation or limited liability company of such Seller or (ii) result in the imposition of any Lien upon any of its Interests, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. Such Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(c)       Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable.

(d)      Title to Interests. Such Seller is the sole record and beneficial owner of the Interests set forth opposite such Seller's name on Annex I attached hereto. Such Seller’s Interests are owned by such Seller free and clear of all Liens, other than restrictions imposed by federal or state securities laws. Upon the consummation of the transactions contemplated hereby, Buyer will acquire good title to the Interests owned by such Seller and shown on Annex I to be transferred to Buyer, free and clear of all Liens, other than restrictions imposed by federal or state securities laws.

(e)       Disclaimer of Other Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4, SELLERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF LOGICMARK OR THE INTERESTS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, IT BEING UNDERSTOOD THAT BUYER IS OTHERWISE PURCHASING THE INTERESTS ON AN “AS-IS, WHERE-IS” BASIS.

21

5.       Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.

(a)      Organization of Buyer. Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b)       Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws, rules and regulations affecting the rights of creditors generally, and general principles of equity, good faith and fair dealing. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c)       Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)       Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)       Investment Purpose. Buyer is acquiring the Interests for its own account as principal, with no view to any resale or distribution of any of the Interests or any beneficial interest in any Interests, and Buyer has no present intent, agreement or understanding to sell, pledge or otherwise dispose of any Interests or any beneficial interest in any Interests to any other Person.

(f)        Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Buyer of the Transaction Documents and the issuance of the Signing Shares, the Warrants and the Break-Up Shares, other than (i) the filing of a form 8-K (the “Form 8-K”) with the U.S. Securities and Exchange Commission (the “SEC”) and (ii) the filing of a registration statement on Form S-1 to register the Signing Shares and Break-Up Shares with the SEC (the “Registration Statement”).

(g)       Issuance of Shares. The Signing Shares and the Break-Up Shares are duly authorized and, when issued in accordance with this Agreement or the Warrants, will be (i) duly and validly issued, fully paid and non-assessable, (ii) free and clear of all Liens, (iii) free of preemptive rights or purchase option, call, right of first refusal or any similar rights, (iv) subject to applicable securities laws, freely transferable without further action by Buyer or any other third party; (v) issued in compliance with all securities laws, other applicable law and the rules and regulations of Nasdaq; and (vi) upon the effectiveness of the Registration Statement, fully registered and freely tradable by Sellers. The issuance and sale of the Signing Shares, the Warrants and the Break-Up Shares will not obligate Buyer to issue shares of capital stock or other securities to any Person (other than the Sellers) and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Buyer has the number of authorized shares of capital stock necessary to enable Buyer to issue the Signing Shares and Break-Up Shares.

22

6.       Covenants. The Parties agree as follows:

(a)       Pre-Closing Covenants.

(i)        Continued Efforts. From the date hereof until the earlier of the Closing or termination of this Agreement, each Party shall cooperate and use commercially reasonable best efforts to cause the conditions to Closing set forth in Section 7 to be satisfied; provided, however, the foregoing shall not obligate any Party to waive any of its conditions to Closing.

(ii)       No Solicitation.

a.          For purposes of this Agreement, “Acquisition Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to a merger, reorganization, recapitalization, consolidation, share exchange, business combination or similar transaction, including any single or multi-step transaction or series of related transactions involving the Company on one hand, and any third Person, on the other hand, or the acquisition or purchase of fifty percent (50%) or more of the Company’s assets, and any exchange offer that, if consummated, would result in a third Person beneficially owning fifty percent (50%) or more of voting interests of the Company.

b.          From the date hereof until the earlier of (i) the Closing or (ii) the termination of this Agreement, the Company and the Sellers shall not intentionally, directly or indirectly, (A) solicit, assist, initiate or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (B) furnish any non-public information regarding the Company to any Person or group (other than a Party to this Agreement or their respective representatives) in connection with or in response to an Acquisition Proposal, (C) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (D) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (E) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

23

c.          The Sellers or the Company shall notify the Buyer as promptly as practicable of the receipt by such Party of (i) any bona fide Acquisition Proposal, and (ii) any request for non-public information relating to such Party in connection with respect to an Acquisition Proposal specifying in the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if verbal) and the identity of the party making such inquiry, proposal, offer or request for information.

(iii)      Access. From the date hereof until the earlier of the Closing or termination of this Agreement, each of the Company and Sellers shall permit representatives of the Buyer upon reasonable prior written notice to have reasonable access during normal business hours to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Company.

(iv)      Preservation of Business. From the date hereof until the earlier of the Closing or termination of this Agreement, each of the Company and Sellers shall, and shall cause their respective Affiliates to, except as otherwise permitted by the terms of this Agreement, use commercially reasonable efforts to operate the Company only in the Ordinary Course of Business and shall use reasonable commercial efforts to preserve intact its business organization. From the date hereof until the earlier of the Closing or termination of this Agreement, the Company may not incur any material indebtedness or material liabilities outside of its Ordinary Course of Business without the written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Buyer agrees that Sellers shall be entitled to be paid or distributed all of the Company’s Cash and Cash Equivalents and the Company shall be entitled to make one or more distributions of Cash and Cash Equivalents on or prior to Closing.

(v)       Notices. From time to time prior to the Closing, the Sellers may notify Buyer with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be disclosed in the Disclosure Schedules or that is necessary to the complete or correct any information in the Disclosure Schedules or any representation of warranty of the Sellers or the Company that has been rendered inaccurate thereby, and the disclosure relative to the Sellers’ and the Company’s representations and warranties shall be deemed modified and supplemented as indicated in such notice for purposes of Section 8.

(vi)      Form 8-K; Registration Statement; Put Shares.

(A)       The Buyer shall provide Sellers with a reasonable opportunity to review and be consulted on the Form 8-K and the Registration Statement prior to making such filings with the SEC and on any SEC comments and Buyer responses thereto. Subject to the foregoing, the Buyer shall file the Registration Statement with the SEC as soon as reasonably practicable after the date of this Agreement and use its commercially reasonable best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof. Buyer shall keep the Registration Statement continuously effective until either the Signing Shares and Break-Up Shares (if the Break-Up Shares are issued) (together, the “Put Shares”) have been sold by Sellers or the Buyer’s transfer agent has removed the restrictive legend on the Put Shares and the Put Shares remain freely tradable by Sellers pursuant to Rule 144 promulgated under the Securities Act. At all times prior to the termination of Buyer’s obligation to issue the Break-Up Shares pursuant to the Warrants, Buyer shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock a number of shares of Common Stock sufficient permit Buyer to issue (free of preemptive rights) the Break-Up Shares.

24

(B)        If the Registration Statement shall not have been declared effective by the ninetieth (90th) day following the date of this Agreement (the “Put Date”), each Seller shall have the right, upon written notice to Buyer delivered at any time prior to Sellers’ receipt of the Market Option Notice, to require the Buyer to repurchase any or all of the Put Shares at the Price Per Share. Buyer shall purchase and pay for such Put Shares in cash, payable by wire transfer or delivery of other immediately available funds to an account or accounts designated by the selling Sellers, upon delivery to Buyer of the stock certificate(s) evidencing, and executed stock power(s) for, such Put Shares.

(C)        If the Registration Statement shall not have been declared effective by the Put Date, then on such date as either (1) the Registration Statement becomes effective and the Put Shares are freely tradable by Sellers pursuant to the Registration Statement, or (2) the Buyer’s transfer agent has removed the restrictive legend on the Put Shares and the Put Shares are freely tradable by Sellers pursuant to Rule 144 promulgated under the Securities Act, Buyer shall notify Sellers in writing thereof (the “Market Option Notice”) and the Buyer shall be obligated to pay to each Seller the Make Whole Amount as provided herein. The “Make Whole Amount” means, for each Put Share sold during the Make Whole Period, the following amount, if positive: (a) the Price Per Share minus (b) the net proceeds (i.e., net of broker commissions and fees) realized by such Seller on the sale of each such Put Share (“Market Option Proceeds”) that is sold within thirty (30) Trading Days after the Sellers’ receipt of the Market Option Notice (which shall be extended for any period after the Market Option Notice that the Put Shares become not freely tradable for any reason) (the “Make Whole Period”). Buyer shall pay the Make Whole Amount to each Seller in cash, payable by wire transfer or delivery of other immediately available funds to an account or accounts designated by such Seller, upon notice to Buyer of such Seller’s Market Option Proceeds.

(b)       Further Assurances. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(c)       Restrictive Covenants. Each Seller specified on Schedule 6(c)(i) hereto agrees, for the lesser of three (3) years from and after the Closing Date or the longest time permitted by applicable law, and each Seller specified on Schedule 6(c)(ii) hereto (together with each Seller specified on Schedule 6(c)(i) hereto, a “Restricted Seller”) agrees, for the lesser of one (1) year from and after the Closing Date or the longest time permitted by applicable law, as follows:

(i)       Such Restricted Seller shall not engage, anywhere in the United States, in any business that is competitive with the Business as conducted on the Closing Date;

25

(ii)       Such Restricted Seller shall not solicit any sales representative, supplier, vendor, customer, prospective customer, lessor or service provider to discontinue such relationship with Buyer; and

(iii)      Such Restricted Seller shall not solicit for employment or employ any employee of Buyer; provided the foregoing shall not apply to any employee solicited or employed as a result of general employment solicitation or use of placement agencies.

Each Seller acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Section 6(c) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Seller agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6(c) and to enforce specifically the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto or otherwise at law or in equity.

(d)       Confidentiality. As a further inducement for Buyer to enter into this Agreement, each Seller agrees that for the longest period permitted by law after the Closing Date, each Seller shall hold in strictest confidence, and not, without the prior written approval of Buyer, disclose to any Person other than Buyer (other than as required by law) any Confidential Information.

(e)       Employee Matters.

(i)        Buyer agrees that Buyer shall cause the Company to provide the Company’s employees with (i) base salary or wage rates, equity compensation, incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such employees immediately prior to the Closing Date; and (ii) employee benefits (including retirement benefits) that, in the aggregate, are no less favorable in the aggregate than those provided to the Company’s employees immediately prior to the Closing Date. With respect to any employee benefits that are provided to Company’s employees after the Closing, service accrued by such employees during employment with the Company prior to the Closing Date shall be recognized for all purposes to the same extent recognized by the Company immediately prior to the Closing Date. With respect to any medical, dental or other welfare benefits that are provided at any time to the Company’s employees after the Closing, any applicable pre-existing condition exclusions and waiting periods (except to the extent such limitations or waiting periods are already in effect with respect to such employees and have not been satisfied immediately prior to the Closing Date) shall be waived, and such employees shall be provided with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

(ii)       Buyer agrees to, and shall cause the Company to, honor in accordance with their terms, all employment, severance and other incentive agreements, plans and arrangements, postretirement medical, dental and life insurance arrangements and all supplemental pension plans, as amended through the date hereof, for the benefit of any employees and former employees of the Company, each of which is set forth on Section 6(e) of the Disclosure Schedule.

26

(f)        Inspection of Records. Sellers, Buyer and their respective Affiliates shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) relating to the Company available for inspection by the other Parties, or by their duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Company occurring prior to and those relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company. In the case of records owned by a Seller, such records shall be made available at such Seller’s executive offices, and in the case of records owned by Buyer, such records shall be made available at Buyer’s executive office. As used in this subsection, the right of inspection includes the right to make extracts or copies. The representatives of a Party inspecting the records of the other Party shall be reasonably satisfactory to the other Party. If a Seller shall desire to dispose of such books and records or any portions thereof prior to the expiration of such seven (7) year period, such Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to remove or make copies of such books and records or portions thereof. No Seller shall be required to retain originals or copies of any books and records delivered to Buyer in connection with the transactions contemplated by this Agreement.

(g)       Tax Matters.

(i)        Tax Returns. Sellers shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for all periods ending on or before the Closing Date. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Company for all periods ending after the Closing Date. In the case of Tax Returns filed by Buyer for periods starting on or before the Closing Date and ending after the Closing Date, Buyer shall provide Sellers with an opportunity to review and comment on such Tax Returns no less than thirty (30) days prior to the due date thereof. Buyer shall make, or cause to be made, any changes to such Tax Returns reasonably requested by Sellers. As soon as practicable, but in any event within fifteen (15) days after either Sellers’ or Buyer’s request, as the case may be, Buyer shall deliver to Sellers or Sellers shall deliver to Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Sellers, Buyer or the Company to satisfy their accounting or Tax requirements.

(ii)       Contests. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Sellers are or may be liable, Buyer shall promptly inform Sellers, and Sellers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which any Seller may be liable. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Buyer is liable, Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Sellers are liable.

27

(iii)      Survival of Obligations. The obligations of the parties set forth in this Section 6(g) shall be unconditional and absolute, and shall remain in effect until the expiration of the applicable statute of limitations.

(h)       Release. Effective upon the Closing, each of Buyer, the Company, on its own behalf and on behalf of its successors and assigns (the “Company Releasing Parties”), hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, each of the Sellers and the Seller Representative, and their respective past, present and future parents, subsidiaries, Affiliates, related parties, successors and assigns, and their past, present and future directors, officers, stockholders, partners, members, employees, agents, attorneys, representatives, successors, beneficiaries, heirs and assigns (collectively, the “Company Released Parties”) from, against and with respect to any and all actions, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, fees, injuries, interest, judgments, liabilities, losses, obligations, penalties, promises, reimbursements, remedies, suits, sums of money and torts of any kind and nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable (collectively, the “Released Claims”), which any of the Company Releasing Parties ever had or now has, or may hereafter have or acquire, against the Company Released Parties for or by reason of any matter, cause or thing whatsoever; provided, however, that this Section 6(h) will not be construed to release any of the Company Released Parties from his, her or its obligations under this Agreement or the other Transaction Documents.

(i)        Indemnification of Managers and Officers.

(i)        After the Closing, Buyer and the Company shall, jointly and severally, indemnify and hold harmless each present (as of the Closing) or former officer, manager, director, employee, investor or consultant of the Company (the “D&O Indemnified Persons”), against all Adverse Consequences incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (A) the fact that the D&O Indemnified Person is or was an officer, manager, director, employee, investor or consultant of the Company and (B) matters existing or occurring at or prior to the Closing (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable law. Each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, proceeding or investigation from Buyer or the Company within ten (10) business days of receipt by Buyer or the Company from the D&O Indemnified Person of a request.

(ii)       To the fullest extent permitted by applicable law, Buyer shall, and shall cause the Company to, honor all of its obligations to indemnify (including any obligations to advance funds for expenses) the D&O Indemnified Persons for acts or omissions by such D&O Indemnified Persons occurring prior to the Closing to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to its certificate of formation and limited liability company agreement, indemnity or indemnification agreements, board (or similar governing body) resolution or otherwise, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of the certificate of formation and limited liability company agreement of the Company, as the case may be, and such board (or similar governing body) resolutions or indemnity or indemnification agreements from the Closing until the expiration of the applicable statute of limitations with respect to any claims against such D&O Indemnified Persons arising out of such acts or omissions.

28

(iii)      Buyer shall cause the Company to maintain in effect (A) in its certificate of formation and limited liability company agreement, the current provisions regarding elimination of liability of managers and, as applicable, indemnification of, and advancement of expenses to, D&O Indemnified Persons and (B) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained for the benefit of each Person who is now or has been prior to the date hereof or who becomes prior to the Closing a D&O Indemnified Person of the Company (provided that the Company may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Closing.

(iv)      Notwithstanding anything to the contrary herein, if any D&O Indemnified Person is entitled to be reimbursed or indemnified by any Person other than the Buyer or the Company, such D&O Indemnified Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 6(i). In the event that Buyer or the Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6(i).

(v)       Subject to the terms of this Section 6(i), Sellers each agree that, upon and effective as of the Closing, the limited liability company agreement of Logicmark shall otherwise be terminated.

(j)        Special Contract Matters. Buyer agrees that it shall not directly or indirectly take any action, or fail to take any action, that would, or would reasonably be expected to, result in any liability to any Seller hereunder for a breach of the Special Contract Representation. Buyer shall promptly notify the Seller Representative of any audit, investigation, proceeding, hearing, claim or other action arising out of or pertaining to the Special Contract. The Seller Representative will have the right to assume and control the response to and defense of such matter and Buyer shall fully cooperate with the Seller Representative therein. Such cooperation shall include access during normal business hours afforded to the Seller Representative and its agents and representatives to, and reasonable retention by the Seller Representative of, records and information and making employees available on a reasonably convenient basis.

29

7.       Conditions to Obligation to Close.

(a)       Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)        Sellers shall have delivered to Buyer the instruments and documents referred to in Section 2(d);

(ii)       The Parties shall have received all authorizations, consents and approvals of governments and governmental agencies set forth on Schedule 7(a) attached hereto;

(iii)      Sellers shall have delivered to Buyer the Escrow Agreement executed by Sellers who are party thereto;

(iv)      Sellers shall have delivered to Buyer the Employment Agreement between Buyer and Kevin O’Connor in the form attached hereto as Exhibit E (the “Employment Agreement”) executed by Kevin O’Connor;

(v)       Sellers shall have delivered to Buyer the Consulting Agreement among Buyer and William Vranek in the form attached hereto as Exhibit F (the “Consulting Agreement”) executed by William Vranek;

(vi)      Sellers shall have delivered to Buyer copies of the certificate of formation of the Company certified on or soon before the Closing Date by the Secretary of State of the State of Delaware;

(vii)     Sellers shall have delivered to Buyer copies of the certificate of good standing of the Company issued on or soon before the Closing Date by the Secretary of State of the State of Delaware;

(viii)    Sellers shall have delivered to Buyer an executed amendment to the Company’s existing Lease with EZ Watch Acquisition, LLC permitting Buyer to terminate such Lease at any time after six (6) months after the Closing Date without penalty upon thirty (30) days written notice to the landlord and with no other material changes to such Lease;

(ix)       Sellers shall have delivered to Buyer evidence of release of all Liens on the assets and properties of the Company for Indebtedness set forth on Section 3(g) of the Disclosure Schedule, subject to full payment pursuant to the payoff letter with respect to such Indebtedness;

(x)        Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (A) no amendments to the certificate of formation of the Company since the date specified in clause (vii) above; (B) the limited liability company agreement of the Company; and (C) any resolutions of the managers of the Company relating to this Agreement and the transactions contemplated hereby;

30

(xi)       The representations and warranties of the Sellers and the Company contained in this Agreement shall be true in all respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case at and as of such date), except where the failure to be true, individually or in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect. The Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have delivered to the Buyer a certificate, dated the Closing Date, to the foregoing effect;

(xii)      Since the date of this Agreement, no action, suit or proceeding shall have been instituted by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or which has or would reasonably be expected to have a Material Adverse Effect;

(xiii)     There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date hereof that constitutes a Material Adverse Effect;

(xiv)     Buyer shall have received the proceeds of a financing in an amount sufficient to pay the Unadjusted Purchase Price due at Closing.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)      Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)        Buyer shall have paid the Unadjusted Purchase Price as provided in Section 2(b);

(ii)       Buyer shall have delivered to Sellers the instruments and documents referred to in Section 2(d);

(iii)      The Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies set forth on Schedule 7(b) attached hereto;

(iv)      Buyer shall have delivered to Sellers the Escrow Agreement executed by Buyer and Escrow Agent;

(v)       Buyer shall have delivered to Sellers the Employment Agreement executed by Buyer;

(vi)      Buyer shall have delivered to Sellers the Consulting Agreement executed by Buyer;

31

(vii)     Buyer shall have delivered to Sellers copies of the charter or other organizational document of Buyer certified on or soon before the Closing Date by the Secretary of State of Buyer’s organization;

(viii)    Buyer shall have delivered to Sellers copies of the certificate of good standing of Buyer issued on or soon before the Closing Date by the Secretary of State of the State of Buyer’s state of organization;

(ix)       Buyer shall have delivered to Sellers a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (A) no amendments to the charter or other organizational document of Buyer since the date specified in clause (vii) above; (B) the bylaws or limited liability company agreement of Buyer; and (C) any resolutions of the directors or managers of Buyer relating to this Agreement and the transactions contemplated hereby;

(x)        The representations and warranties of Buyer contained in this Agreement shall be true in all respects, on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case at and as of such date), except where the failure to be true, individually or in the aggregate, has not had and would not reasonably be expected to result in a material adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Buyer. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Sellers a certificate, dated the Closing Date, to the foregoing effect; and

(xi)       Since the date of this Agreement, no action, suit or proceeding shall have been instituted by any governmental or regulatory body to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or which has or would reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Buyer.

Seller Representative may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.       Remedies for Breaches of This Agreement.

(a)       Survival of Representations and Warranties. All of the representations and warranties of the Company contained in Section 3 (other than Section 3(a) (Organization, Qualification, and Corporate Power), Section 3(b) (Authorization of Transaction), Section 3(d) (Brokers’ Fees), Section 3(e) (Title to Assets) and Section 3(f) (Capitalization; Subsidiaries)) shall survive the Closing hereunder (unless Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until June 30, 2017. The representations and warranties of the Company contained in the last sentence of Section 3(n) (the “Special Contract Representation”) shall survive the Closing hereunder (unless Buyer knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until December 31, 2017. All of the representations and warranties of Buyer contained in Section 5, each Seller in Section 4 or of the Company in Section 3(a) (Organization, Qualification, and Corporate Power), Section 3(b) (Authorization of Transaction), Section 3(d) (Brokers’ Fees), Section 3(e) (Title to Assets), and Section 3(f) (Capitalization; Subsidiaries) (collectively, the “Fundamental Representations”) shall survive the Closing (unless the damaged Party knew of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years following the Closing (subject to any applicable statute of limitations).

32

(b)      Indemnification Provisions for Buyer’s Benefit.

(i)        In the event Logicmark or a Seller breaches any of the Fundamental Representations or covenants contained herein, and provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 9(g) within the survival period (if there is an applicable survival period pursuant to Section 8(a)), then Sellers shall indemnify Buyer from and against any Adverse Consequences Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused proximately by such breach. In the event Logicmark or a Seller breaches any of its representations or warranties contained herein (other than a Fundamental Representation), and provided that Buyer makes a written claim for indemnification against Sellers pursuant to Section 9(g) within the survival period (if there is an applicable survival period pursuant to Section 8(a)), then, subject to the limitations set forth in this Section 8, Sellers shall indemnify Buyer from and against any Adverse Consequences Buyer shall suffer (but excluding any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) caused proximately by such breach; provided, however, that Sellers shall not have any obligation to indemnify Buyer from and against any Adverse Consequences caused by such breach:

(A)       until the aggregate amount of all Adverse Consequences exceeds $100,000 in the aggregate (the “Deductible”) (after which point Sellers will be obligated to indemnify Buyer from and against all such Adverse Consequences in excess of the Deductible); provided the Deductible shall not apply to the Special Contract Representation; and

(B)        to the extent the Adverse Consequences Buyer has suffered by reason of all such breaches exceed an aggregate ceiling equal to the Escrow Amount (after which point Sellers will have no obligation to indemnify Buyer from and against further such Adverse Consequences).

(ii)       Notwithstanding anything to the contrary herein (other than in the case of fraud, criminal activity or willful misconduct or with respect to the Fundamental Representations):

(A)       In no event shall Buyer be entitled to recover (1) more than the amount of cash then in the Escrow Account or (2) Adverse Consequences from any source other than the Escrow Account.

33

(B)        With respect to each Seller, the Buyer shall only be entitled to recover from the Escrow Account (with respect to all breaches of the representations and warranties made by such Seller in Section 4 or the Company in Section 3) up to an amount equal to the product of the Escrow Amount multiplied by such Seller’s Pro Rata Share.

(C)        In no event shall Buyer be entitled to recover any amount of Adverse Consequences for any inaccuracy in or breach of any representation or warranty contained herein if Buyer knew of such inaccuracy or breach at or prior to the time of Closing.

(iii)      Notwithstanding anything to the contrary herein, the maximum aggregate liability of each Seller for Adverse Consequences arising out of or resulting from claims hereunder shall be the net cash amount of the Purchase Price actually received by such Seller hereunder.

(c)       Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties or covenants contained herein, and provided that a Seller makes a written claim for indemnification against Buyer pursuant to Section 9(g) within the survival period (if there is an applicable survival period pursuant to Section 8(a)), then Buyer shall indemnify Sellers from and against the entirety of any Adverse Consequences suffered by Sellers (but excluding any Adverse Consequences suffered after the end of any applicable survival period) that is caused proximately by such breach.

(d)      Matters Involving Third Parties.

(i)         If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.

(ii)       Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his, her, or its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably conditioned, delayed or withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii)      Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 8(d)(ii), however, the Indemnified Party may defend against the Third-Party Claim in any manner the Indemnified Party may reasonably deem appropriate. If the Indemnifying Party assumes the defense of a Third Party Claim, the fees and expenses of counsel chosen by the Indemnifying Party shall be paid from the Escrow Amount and the Indemnified Party shall have the right to participate in but not control such defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party.

34

(iv)      In no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably conditioned, delayed withheld).

(v)       The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any appeal arising therefrom and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and its agents and representatives to, and reasonable retention by the Indemnified Party of, records and information which have been identified by the Indemnifying Party as being reasonably relevant to such Third Party Claim, and making employees available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

(e)       Determination of Adverse Consequences.

(i)        All indemnification payments under this Section 8 shall be paid by the Indemnifying Party net of any Tax benefits and insurance coverage actually received by the Indemnified Party. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(ii)       In no event shall any Party hereunder be liable to another Party hereunder (including, without limitation, liability to indemnify such other Party) for punitive, special, exemplary, incidental, unforeseen or consequential damages (including, without limitation, for lost profit or revenue) or for any multiple of damages or any multiple of earnings or EBITDA.

(iii)      In no event shall any Adverse Consequences be recoverable under this Section 8 for any breach, inaccuracy, nonfulfillment or failure to perform under one Section or provision of this Agreement to the extent any Party or Indemnifying Party has already made payment, or any Party or Indemnified Party has already received payment, in respect of the matter giving rise to such Adverse Consequences under another Section or provision of this Agreement (including any amounts that would otherwise have constituted Adverse Consequences but were taken into account in determining the Purchase Price pursuant to Sections 2(e) and 2(f)). The Indemnified Party shall not be entitled to indemnification for any Adverse Consequences to the extent reflected or accrued in the calculation of the Closing Date Net Working Capital.

(iv)      No Indemnifying Party shall be liable (A) for any Adverse Consequences that is contingent unless and until such contingent Adverse Consequences become an actual liability and is due and payable or (B) to pay any amount in discharge of a claim under this Section 8 unless and until the Adverse Consequences in respect of which the claim is made has become due and payable.

(v)       Notwithstanding anything to the contrary contained herein, upon the Indemnified Party becoming aware of any claim as to which indemnification may be sought by the Indemnified Party, Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate any Adverse Consequences (including, without limitation, by pursuing available insurance coverages and indemnification from third parties), and any Adverse Consequences to the extent directly resulting from such Indemnified Party’s failure to comply with the foregoing shall be excluded from the Adverse Consequences recoverable by such Indemnified Party from the Indemnifying Party hereunder.

35

(f)       Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Parties under this Agreement, the negotiation and execution of this Agreement, the performance by the Parties of their respective obligations hereunder, and the transactions contemplated by this Agreement (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement), except as set forth in Section 6(c). Buyer may not avoid the limitations on liability, recovery and recourse set forth in this Section 8 by seeking damages for breach of contract, tort or pursuant to any other theory or liability.

(g)      Recoupment Against Escrow Agreement.

(i)        Other than in the case of fraud, criminal activity or willful misconduct, any indemnification or other amounts to which Buyer is entitled under or related to this Agreement, including any Adverse Consequences it may suffer as a result of the breach of any representation, warranty or covenant of Sellers contained herein, shall be recoverable solely from the Escrow Amount (which shall be Buyer’s sole source of recovery and recourse with respect to Adverse Consequences arising from breaches of Seller’s representations and warranties, other than Fundamental Representations) in accordance with the terms of the Escrow Agreement.

(ii)       When determining the amounts payable to Buyer under this Section 8 (and distributable to the Sellers under the Escrow Agreement), it is hereby agreed that: (i) the escrow account established under the Escrow Agreement (the “Escrow Account”) shall be comprised of multiple sub-accounts so that each Seller shall be deemed to have its own account with an initial balance equal to the product of the Escrow Amount multiplied by such Seller’s Pro Rata Share (such amount with respect to each Seller is referred to as, the “Escrow Account Portion”); (ii) if amounts are to be disbursed from the Escrow Account (other than amounts to be disbursed as a result of a breach of a representation or warranty of such Seller in Section 4), then the amount to be disbursed shall be allocated among each of the Sellers pro rata based upon each such Seller’s Pro Rata Share and the Escrow Account Portion of each Seller (if any) shall be reduced by an amount equal to the product of the amount of such disbursement multiplied by such Seller’s Pro Rata Share (or such lesser amount that is equal to such Seller’s Escrow Account Portion) and distributed to Buyer; and (iii) if amounts are to be disbursed from the Escrow Account as a result of a breach of a covenant by a Seller or breach of a representation or warranty of such Seller in Section 4, then the Escrow Account Portion of such Seller (if any), but not any other Seller, shall be reduced by such amount (or such lesser amount that is equal to such Seller’s Escrow Account Portion) and distributed to Buyer.

(h)       Purchase Price Adjustment. Notwithstanding anything to the contrary herein, no Seller shall be obligated to indemnify Buyer against any Adverse Consequences as a result of, or based upon or arising from, any claim or liability (i) that was known by Buyer at or prior to the time of Closing or, (ii) to the extent unknown at or prior to the time of Closing, to the extent such claim or liability is taken into account in determining the Purchase Price, including any adjustment to the Unadjusted Purchase Price pursuant to Sections 2(e) and 2(f).

36

9.       Miscellaneous.

(a)       Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller, except as may be required by applicable law, rule or regulation, in which case the disclosing party shall notify the other party at least one (1) business day prior to making any required disclosure.

(b)      No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that nothing herein shall void or otherwise relieve Buyer from its obligations under that certain Confidentiality Agreement dated September 9, 2015 and joinder thereto dated September 30, 2015, which shall remain in full force and effect after Closing in accordance with the terms thereof.

(d)       Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller Representative.

(e)       Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email of a .pdf copy), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

37

(g)       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) business day after being sent to the recipient by facsimile transmission or electronic mail (with confirmation of transmission), or (iv) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	c/o Logicmark, LLC
1359 Barclay Boulevard
Buffalo Grove, Illinois 60089
	Email:	swuellner@promusequity.com
bnagler@gen3cap.com
	Attn:	Sarah Wuellner
Brandon Nagler

Copy to:	Patzik, Frank & Samotny Ltd.
150 South Wacker Drive, Suite 1500
Chicago, Illinois 60606
	Email:	apatzik@pfs-law.com
	Attn:	Alan B. Patzik, Esq.

If to Seller
Representative:	Logicmark Investment Partners, LLC
1359 Barclay Boulevard
Buffalo Grove, Illinois 60089
	Email:	swuellner@promusequity.com
bnagler@gen3cap.com
	Attn:	Sarah Wuellner
Brandon Nagler

Copy to:	Patzik, Frank & Samotny Ltd.
150 South Wacker Drive, Suite 1500
Chicago, Illinois 60606
	Email:	apatzik@pfs-law.com
	Attn:	Alan B. Patzik, Esq.

If to Buyer:	Nxt-ID, Inc.
285 North Drive, Suite D
Melbourne, FL 32934
	Email:	gino@nxt-id.com
	Attn:	Gino Pereira

Copy to:	Robinson Brog Leinwand Greene Genovese & Gluck P.C.
875 3rd Avenue, 9th Floor
New York, NY 10022
	Email:	ded@robinsonbrog.com
	Attn:	David E. Danovitch, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

38

(h)       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller Representative (on behalf of Sellers). No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)       Expenses. The Parties will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer acknowledges and understands that all fees and expenses incurred by the Company in connection with the transactions contemplated hereby shall be paid by the Company.

(l)        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m)      Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. For the purposes of this Agreement, any matter that is disclosed in a particular Schedule (including any Disclosure Schedule) to this Agreement shall be deemed to have been included in the other Schedules, notwithstanding the omission of a cross reference thereto, so long as the relevance of such matter to such other Schedules is reasonably apparent. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company. In particular, (i) certain matters may be disclosed on Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (ii) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (iii) no disclosure in Schedules relating to any possible breach or violation of any Contract or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of Seller’s representations and warranties contained in this Agreement. Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of a Party, except as and to the extent provided in this Agreement. Matters reflected in a Schedule are not necessarily limited to matters required by this Agreement to be disclosed in such Schedules.

39

(n)       Disclosure. The Parties hereby acknowledge and agree that if, on or before the Closing Date, Buyer or any of its representatives, has actual knowledge of any violation or breach by the Company or any Seller of any representation, warranty, covenant, obligation or agreement contained in this Agreement or the Exhibits, Annexes and Schedules hereto, or the other documents, instruments and certificates delivered hereunder and thereunder, then Buyer shall be deemed to have waived such violation or breach and Buyer shall not be entitled to be indemnified pursuant to this Agreement, to sue for, or bring an arbitration claim for, damages or to assert any other right or remedy for any Adverse Consequences arising from any matters relating to such violation or breach, notwithstanding anything to the contrary contained herein or in any document, agreement, instrument or certificate delivered pursuant hereto. Buyer shall be deemed to have actual knowledge of all documents and information provided or made available to any of them in connection with this Agreement or the Exhibits, Annexes and Schedules hereto, or the other documents, instruments and certificates delivered hereunder and thereunder, and the transactions contemplated hereby and thereby, including without limitation, any information, document or material made available on CD-ROM, in certain “data rooms”, in management presentations or in environmental reports.

(o)       Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p)       Seller Representative.

(i)        Each Seller, for itself or himself and for its or his successors and assigns, hereby irrevocably makes, constitutes and appoints the Seller Representative to act for and on behalf of such Seller with respect to any claim or matter arising under this Agreement, the Escrow Agreement, and each other agreement, document, certificate and instrument to be executed by any Seller at or prior to the Closing (the “Transaction Documents”), and the Seller Representative hereby accepts such appointment. Each Seller acknowledges that the appointment of the Seller Representative is coupled with an interest and may not be revoked.

40

(ii)       In furtherance of the appointment of the Seller Representative, each Seller, fully and without restriction: (A) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Seller Representative under the Transaction Documents; and (B) authorizes the Seller Representative to (1) deliver to Buyer all certificates and documents to be delivered to Buyer by Sellers pursuant to the Transaction Documents, together with any certificates and documents executed by Sellers and deposited with the Seller Representative for such purpose, (2) dispute or refrain from disputing any claim made by Buyer under the Transaction Documents, (3) negotiate and compromise any dispute which may arise under the Transaction Documents, (4) pay any amounts due Buyer from Sellers under the Transaction Documents, (5) exercise or refrain from exercising any remedies available to Sellers under the Transaction Documents, (6) sign any releases or other documents with respect to any such dispute or remedy, (7) waive any condition contained in the Transaction Documents, (8) give such notices and instructions and do or refrain from doing such other things as the Seller Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of the Transaction Documents, (9) petition the Escrow Agent for the release of any or all funds due to Sellers under the Escrow Agreement and, subject to the Seller Representative's other responsibilities under this subsection, pay to each Seller such Seller's Pro Rata Share of such funds, (10) receive all amounts payable by Buyer to Sellers under the Transaction Documents on behalf of Sellers and, subject to the Seller Representative's other responsibilities under this subsection, pay to each Seller such Seller's Pro Rata Share of such amounts, (11) pay out of funds coming into the hands of the Seller Representative from Buyer or the Escrow Agent all fees and expenses of Sellers (and of the Seller Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Sellers in connection with such transactions, (12) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Seller Representative and (13) retain out of funds coming into the hands of the Seller Representative from Buyer or the Escrow Agent such amounts as the Seller Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or Liabilities of Sellers hereunder. Except for any obligations for which Sellers are severally, but not jointly, liable, payments made by the Seller Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro Rata Shares.

(iii)      If the Seller Representative resigns, ceases to be a legal entity, dies or becomes incapacitated, its or his successor will be appointed within fifteen (15) days of such event by Sellers owning a majority of the Interests immediately prior to the Closing. The decisions and actions of any successor Seller Representative will be, for all purposes, those of the Seller Representative as if originally named herein. The death or incapacity of any Seller will not terminate the authority and agency of the Seller Representative. Any successor Seller Representative will provide Buyer with prompt written notice of its or his appointment.

(iv)      Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Seller Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the Seller Representative. Buyer will not be obligated to inquire as to the authority of the Seller Representative with respect to the taking of any action that the Seller Representative takes on behalf of Sellers.

41

(v)       Sellers will, severally and not jointly in accordance with their respective Pro Rata Shares, indemnify the Seller Representative and hold it or him harmless against any and all Adverse Consequences incurred without gross negligence or bad faith on the part of the Seller Representative and arising out of or in connection with its or his duties as the Seller Representative.

(q)       Legal Representation. Buyer agrees that, following the Closing, Patzik, Frank & Samotny Ltd. may serve as counsel to the Sellers, Seller Representative and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding any representation by Patzik, Frank & Samotny Ltd. prior to the Closing of the Company and any Sellers. Buyer and the Company hereby (i) waive any claim they have or may have that Patzik, Frank & Samotny Ltd. has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agree that, in the event that such a dispute arises after the Closing between Buyer or any the Company and a Seller, the Seller Representative or any of its Affiliates, Patzik, Frank & Samotny Ltd. may represent such Seller, the Seller Representative or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or the Company and even though Patzik, Frank & Samotny Ltd. may have represented the Company in a matter substantially related to such dispute. Buyer represents that Buyer's own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against Patzik, Frank & Samotny Ltd., and Buyer’s consent with respect to this waiver is fully informed. Buyer and the Company also further agree that, as to all communications among Patzik, Frank & Samotny Ltd. and any of the Company, Sellers and/or any Seller's Affiliates and representatives, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller Representative and may be controlled by the Seller Representative and will not pass to or be claimed by Buyer or the Company. In addition, all of the client files and records in the possession of Patzik, Frank & Samotny Ltd. related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Seller Representative and the Company will not have any access to them without the Seller Representative's express prior written consent.

(r)        Termination. Without prejudice to other remedies which may be available to the Parties by law or this Agreement, this Agreement may be terminated and the transactions may be abandoned prior to Closing:

(i)        by mutual written consent of the Parties;

(ii)       by any Party, by written notice to the others, if:

(1)        the Closing shall not have been consummated on or before June 30, 2016, unless extended by written agreement of the Parties; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Party whose uncured failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

42

(2)        any governmental authority shall have enacted, promulgated, issued, entered or enforced (A) any law prohibiting the transactions or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the transactions, which shall have become final and nonappealable;

(iii)     by the Buyer in the event of a breach of this Agreement by Sellers or the Company, which breach would cause any of the conditions set forth in Section 7(a) to become incapable of fulfillment and cannot be cured or remains uncured by the Closing Date; or

(iv)     by the Seller Representative in the event of a breach of this Agreement by Buyer, which breach would cause any of the conditions set forth in Section 7(b) to become incapable of fulfillment and cannot be cured or remains uncured by the Closing Date.

In the event of any termination of the Agreement as provided above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than as to Break-Up Shares pursuant to Section 9(s), the provisions of Section 6(a)(vi) or liability for any fraudulent misrepresentation or intentional breach or default of any warranty, representation, covenant or obligation given, occurring or arising pursuant to this Agreement prior to the date of termination.

(s)       Break-Up Shares. In the event this Agreement is terminated for any reason other than pursuant to Section 9(r)(iii), then the Warrants shall immediately become fully exercisable for all or any portion of the Break-Up Shares.

[Signature Page Follows]

43

IN WITNESS WHEREOF, the Parties hereto have executed this Interest Purchase Agreement as of the date first above written:

BUYER:

NXT-ID, INC.

By:
Name:
Title:

THE COMPANY:

LOGICMARK, LLC

By:
Name:
Title:

SELLERS:

LOGICMARK INVESTMENT PARTNERS, LLC

By:
Name:
Title:

GOTTLIEB FAMILY, LLC

By:
Name:
Title:

BEN CORNETT

KEVIN O’CONNOR

44

GENERATION3 PARTNERS I, LLC

By:
Name:
Title:

SELLER REPRESENTATIVE:

LOGICMARK INVESTMENT PARTNERS, LLC

By:
Name:
Title:

[Continued Signature Page to Interest Purchase Agreement]

45